Exhibit 8.1

December 22, 2017

CalAtlantic Group, Inc.

15360 Barranca Parkway

Irvine, California 92618

Re:	United States Federal Income Tax Treatment of the Merger

Ladies and Gentlemen:

We have acted as counsel to CalAtlantic Group, Inc., a Delaware corporation (“CalAtlantic”), in connection with the proposed merger (the “Merger”) of CalAtlantic with and into Cheetah Cub Group Corp., Inc., a Delaware corporation (“Merger Sub”), wholly owned by Lennar Corporation, a Delaware corporation (“Lennar”), pursuant to the Agreement and Plan of Merger, dated as of October 29, 2017 (the “Merger Agreement”), by and among CalAtlantic, Lennar, and Merger Sub. Pursuant to the Merger Agreement and at the effective time of the Merger, each issued and outstanding CalAtlantic common share will be converted into the right to receive 0.885 shares of Lennar Class A common stock and 0.0177 shares of Lennar Class B common stock, unless the holder thereof elects to receive cash equal to $48.26 under Section 1.15 of the Merger Agreement (the “Cash Election”). The aggregate amount of cash payable to CalAtlantic stockholders pursuant to the Cash Election will be limited to $1,162,250,000 and therefore Cash Elections are subject to proration. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion set forth below, we have examined (without independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, Lennar’s Registration Statement on Form S-4, as amended (File No. 333-221738) (the “Registration Statement”), which includes the joint proxy statement/prospectus relating to the Merger (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and such other documents as we have deemed necessary or advisable to enable us to render the opinion set forth below. In addition, we have relied upon (without our independent investigation or verification) certain representations and assumptions as to factual matters made by CalAtlantic and Lennar, as set forth in their respective letters delivered to us for purposes of this opinion (the

CalAtlantic Group, Inc.

December 22, 2017

“Representation Letters”). Our opinion assumes and is expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and continuing as of the Effective Time, without any qualification as to knowledge or belief.

In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement as described in the Registration Statement, including the Proxy Statement/Prospectus forming a part thereof, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.

In rendering this opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which this opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, including the Proxy Statement/Prospectus forming a part thereof, the Merger Agreement, the Representation Letters or such other documents on which we relied, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged by the Internal Revenue Service, by a court.

Based solely upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto or contemplated by the Merger Agreement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in

CalAtlantic Group, Inc.

December 22, 2017

applicable law. We are furnishing this opinion solely in connection with the consummation of the Merger, and nothing in this opinion letter is intended or written to be used, and it cannot be used, by any taxpayer, including, without limitation, CalAtlantic or its direct or indirect investors or lenders, for the purposes of avoiding penalties that may be imposed on any taxpayer under the Code.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, however, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP